Exhibit 10.97

SERIES C PURCHASE AGREEMENT

This Series C Purchase Agreement is entered into as of September 2, 2004 among Redwood Holdings, LLC, Paul Hays and Fintan and Janice Molloy (the “Investors”) and Synbiotics Corporation (“Synbiotics”).

1. At a Closing to occur immediately upon the restructuring of Synbiotics’ debt to Comerica Bank, Synbiotics shall issue and sell to the respective Investors, and the respective Investors shall purchase from Synbiotics, newly-issued shares of unregistered Series C Preferred Stock of Synbiotics for cash as follows:

Investor	Shares	Total Cash
Redwood Holdings, LLC	100	$100,000
Paul Hays	100	$100,000
Fintan and Janice Molloy	50	$50,000

2. Such debt restructuring is a condition precedent to the Closing.

3. Each Investor represents to Synbiotics that it/he/they is/are acquiring the Series C Preferred Stock, and would acquire the underlying Common Stock, for its/his/their own account for investment and not with a view to distribution. Synbiotics has no obligation to register such securities with the SEC or any state.

4. Each Investor has had full opportunity to read all of Synbiotics’ SEC filings on EDGAR.

5. This Series C Purchase Agreement constitutes the entire agreement among the parties, and between each respective pair of parties, with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, commitments and discussions with regard to such subject matter. This Series C Purchase Agreement can be amended only in writing.

REDWOOD HOLDINGS, LLC

By:	/s/ Christopher P. Hendy, Member

/s/ Paul Hays
PAUL HAYS

/s/ Fintan Molloy and /s/ Janice Molloy
FINTAN MOLLOY and JANICE MOLLOY

SYNBIOTICS CORPORATION

By:	/s/ Keith Butler
Keith Butler, Chief Financial Officer